CORRECTING and REPLACING First PacTrust Bancorp, Inc. Announces Appointment of Chang Liu as
Chief Lending Officer of Pacific Trust Bank

CORRECTION...by First PacTrust Bancorp, Inc.

CHULA VISTA, Calif.—(BUSINESS WIRE)— Fifth graph, first sentence of release dated November 30, 2010, option exercise price per share should read $11.88 (sted $11.78).

The corrected release reads:

First PacTrust Bancorp, Inc. Announces Appointment of Chang Liu as Chief Lending Officer of
Pacific Trust Bank

Company Release — 11/30/2010 09:00

CHULA VISTA, Calif.—(BUSINESS WIRE)— First PacTrust Bancorp, Inc. (the “Company”) (NASDAQ: FPTB), the holding company for Pacific Trust Bank (the “Bank”), announced today that Chang Liu has entered into an employment agreement with the Company and the Bank under which he will be appointed as Executive Vice President and Chief Lending Officer of the Bank with a commencement date of January 3, 2011.

Mr. Liu has more than 20 years of commercial banking experience. Most recently, Mr. Liu served at U.S. Bank as Senior Vice President where he managed the Los Angeles, Newport Beach and San Diego offices of its Special Assets Group. Previously, he was a Senior Vice President, Senior Loan Officer and Manager of California National Bank’s Los Angeles commercial real estate lending activity. While at California National Bank, Mr. Liu personally closed an average of 30 loan transactions per annum with average production of more than $150 million per year during the eight year period in which the Bank was originating commercial real estate transactions. Prior to joining Cal National in 1999, Mr. Liu held commercial real estate commercial lending and corporate finance positions at The Fuji Bank, Ltd., and Sumitomo Bank of California. Mr. Liu holds an undergraduate degree in Economics from UCLA.

In commenting on Mr. Liu’s hiring, Gregory Mitchell, President and Chief Executive Officer of the Company, said: “I am delighted to bring Chang’s intellect, energy, tenacity, commercial banking skills and leadership abilities into Pacific Trust Bank. I have worked with Chang for more than nine years and am certain that he is the right man to lead Pacific’s Trust Bank’s expansion into a wider range of products including commercial real estate lending and community banking. Chang’s intense focus on credit quality, value pricing and relationship building will be of great value as we further diversify the Bank’s balance sheet through the thoughtful addition of new products and lenders.”

Mr. Liu noted: “I look forward to working with Mr. Mitchell and the board and management of Pacific Trust Bank as we execute the Bank’s growth strategy. I believe that Pacific Trust Bank will become a well-recognized leader in the Greater Southern California lending markets and I look forward to leading the Bank’s lending team. I am honored by the trust that Pacific Trust’s board has placed in me. Working together with the Bank’s existing staff and yet to be hired personnel, we can build a lending platform that meets the needs of borrowers and local businesses while also contributing to the Bank’s earnings goals.”

As an inducement material to his entering into employment with the Company and the Bank, Mr. Liu was granted: (i) 4,300 restricted shares of the Company’s common stock: and (ii) a ten-year option to purchase 50,000 shares of the Company’s common stock at an exercise price per share of $11.88. The restricted shares and the option are scheduled to vest in one-third annual increments on November 29, 2011, 2012 and 2013. The vesting of any then-unvested portion of the option will accelerate if Mr. Liu’s employment is terminated by the Company without “cause” or if he resigns for “good reason,” as those terms are defined in his employment agreement, and the vesting of any then-unvested restricted shares will accelerate in the event Mr. Liu’s service with the Company terminates due to death or disability or within one year after a change in control of the Company or within one year after the commencement of a tender offer or exchange offer for the Company’s shares (other than such an offer by the Company). The grant of the restricted stock and the option were approved by the Compensation Committee of the Company’s Board of Directors in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders.

First PacTrust Bancorp, Inc. is the parent holding company of Pacific Trust Bank and is headquartered in Chula Vista, California. Pacific Trust Bank operates through nine banking offices serving primarily San Diego and Riverside Counties in California.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

Contact:
First PacTrust Bancorp, Inc.
Gregory A. Mitchell, President and CEO
619-691-1519 x-4474